Exhibit 99.1

Quanex Building Products Announces Amended and Restated Credit Facility

HOUSTON, TEXAS – July 6, 2022 - Quanex Building Products Corporation (NYSE:NX) (“Quanex” or the “Company”) today announced that it has entered into a second amended and restated credit facility (the “Amended Credit Facility”).

The Amended Credit Facility extends the maturity date of the existing $325 million revolver by five years to July 2027. Borrowings under the Amended Credit Facility will bear a tiered interest rate based on Quanex’s consolidated net leverage ratio. At the time of closing, existing borrowings transitioned to the Amended Credit Facility totaled approximately $58 million.

Scott Zuehlke, Senior Vice President - Chief Financial Officer and Treasurer, commented, “The Amended Credit Facility extends the maturity date on our outstanding debt by five years and grants us the flexibility necessary to continue to fund and grow our business. Our balance sheet is strong, and we are well positioned to execute on our plan with a focus on creating further value for shareholders. We are also thankful for our longstanding banking relationships and appreciate the support.”

Wells Fargo Securities, LLC, and BofA Securities, Inc. served as the Joint Lead Arrangers and Joint Bookrunners for the Amended Credit Facility with Wells Fargo Bank, National Association serving as Administrative Agent.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry.  Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer & Treasurer

713-877-5327

scott.zuehlke@quanex.com